                       SERVICE AGREEMENT
                         BY AND BETWEEN

                 MASSACHUSETTS ELECTRIC COMPANY

                              AND

                   AllEnergy MARKETING, LLC

     This Agreement is made and entered into as of the 1st day of January, 1997 (this "Agreement") by and between AllEnergy Marketing Company, LLC, ("Client") having offices at Three University Office Park, 95 Sawyer Road, Waltham, MA 02154 and MASSACHUSETTS ELECTRIC COMPANY ("MECO") having offices at 55 Bearfoot Road, Northborough, Massachusetts 01532.

 Section 1: Description of Services

     MECO will provide Client with customer services described in Exhibit A (the "Services"). The descriptions of the Services in Exhibit A are incorporated herein and made a part hereof.

 Section 2: Extent of Agreement

     MECO shall exercise all reasonable skill, care and diligence in carrying out the Services, shall carry out its duties in accordance with recognized professional standards and shall provide everything reasonably necessary to complete the Services in accordance with the requirements of this Agreement.

 Section 3: Term

     This Agreement shall be in effect as of the date hereof and through the final billing cycle for each Customer (as defined in Exhibit A) following termination of the Mass. Electric Pilot (as defined in Exhibit A), unless earlier terminated by the parties as provided herein. Either party may terminate this Agreement by providing 90 days written notice. Notwithstanding anything to the contrary herein, the obligation to pay the other party money due under this Agreement shall survive expiration and termination of this Agreement. Further, upon expiration or termination of this Agreement the parties shall cooperate with each other in order to complete all outstanding matters related to this Agreement in a timely and orderly manner.

 Section 4: Payment Terms

     Payment terms are set forth in Exhibit B, attached hereto and made a part hereof.


 Section 5: Limitation of Liability

     In no event shall either party be liable to the other party or to any other third party for any indirect, reliance, multiple, incidental, special, consequential, or punitive damages (including those which arise under M.G.L. c. 93A) connected with or arising out of the Agreement, including, but not limited to, from MECO's performance of any Services hereunder, whether or not either party was advised of the possibility of such damages. In no event shall MECO be liable in contract, tort, or otherwise (including negligence, warranty, or strict liability) for amounts in excess of the total of all amounts earned by MECO in connection with this Agreement, whether or not MECO was advised of the possibility of such damages.

 Section 6: Warranties

     MECO and its affiliates, successors and assigns make no WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE with respect to the Services.

 Section 7: Indemnification

     To the fullest extent permitted by law, Client shall indemnify and hold harmless, and at MECO's option, defend MECO and its affiliates, and their officers, directors, employees, agents, servants, and assigns (collectively, "MECO Parties") from and against any and all claims and /or liability for losses, expenses, damage to property, injury to or death of any person, including, but not limited to, Client's employees, MECO's and its affiliates' employees, subcontractors and subcontractors' employees, or any other liability incurred by MECO or its affiliates, including expenses, legal or otherwise, caused wholly or in part by any negligent, grossly negligent or willful, act or omission of Client, its officers, directors, employees, agents, servants, or assigns arising out of this Agreement, except to the extent caused by any negligent, grossly negligent or willful, act or omission of the MECO Parties.

 Section 8: Assignment and Subcontracting

     MECO shall not assign or subcontract the Services or any part thereof without Client's written consent, which Client shall not unreasonably withhold. Client may not assign its rights or obligations under this Agreement except with the written consent of MECO.

 Section 9: Independent Contractor

     MECO is, and shall at all times remain, an independent contractor.

 Section 10:           Entire Agreement

     This Agreement constitutes the entire Agreement between the parties with respect to the Services and all previous representations, either written or oral, are hereby annulled and superseded.

 Section 11:           No Third Party Beneficiaries

     The work performed by MECO under this Agreement is for Client's use and benefit only, and not for the use and benefit of any other person, party, or entity. Any use of or reliance upon the work product provided under or in connection with this Agreement by any party other than Client shall be at the sole risk of such party. MECO shall have no liability under contract, third party beneficiary theory, tort, strict liability, or otherwise for any third party's use or reliance upon work performed pursuant to this Agreement.

 Section 12:           Confidentiality

     MECO agrees to take reasonable measures to hold in confidence all pricing related information provided and specifically designated by Client as Confidential Information, other than that of a clearly public nature or that which Client has acquired from other sources and except as otherwise required to be disclosed by law, regulation or judicial or administrative order.

 Section 13:           Force Majeure

     MECO shall not be considered in default under this Agreement or responsible in tort, strict liability, contract or other legal theory to Client for damages of any description for any interruption or failure of service or deficiency in the quality or quantity of service, or any other failure to perform if such failure is caused by factors beyond MECO's reasonable control, including without limitation, storm, flood, lightning, earthquake, fire, explosion, equipment failure, civil disturbance, labor dispute, act of God or the public enemy, action of a court or public authority, scheduled or unscheduled withdrawal of facilities from operation for maintenance or repair, or any other cause beyond the reasonable control of MECO; provided, however, that MECO shall use reasonable efforts to remedy or correct any such failure or interruption as soon as reasonably possible.

 Section 14:           Amendments and Modifications

     This Agreement may not be amended, modified, superseded, or waived, in whole or in part, except by a written instrument signed by authorized representatives of each of the parties hereto. A waiver in one or more instances of any rights under this Agreement shall not constitute a waiver of such rights for other or future instances.

 Section 15:           Enforceability

     Should any portion of this Agreement be judicially declared invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the parties hereto agree that the portion or portions of this Agreement so held to be invalid, unenforceable, or void shall be deemed to have been stricken and the remainder shall have the same force and effect as if said portions or portions had never been included herein.

 Section 16:           Headings

     Headings are provided herein for the convenience of the parties and shall not be construed to explain or modify any part of this Agreement.

 Section 17:           Notices

     Except as otherwise provided in this Agreement, any notices under this Agreement shall be in writing and shall be sufficient if delivered by (I) hand, (ii) U. S. Mail, first class postage pre-paid, or (iii) facsimile, with confirmation of receipt to the parties as follows:

 For MASSACHUSETTS ELECTRIC COMPANY:

 Anthony C. Pini
 Vice President
 55 Bearfoot Road
 Northborough, Massachusetts 01532
 Phone:     (508) 357- 4610
 Facsimile: (508) 357- 4655

 For ALLEnergy MARKETING COMPANY, LLC:

 Marcy Reed
 Vice President and Treasurer
 Three University Office Park
 95 Sawyer Road
 Waltham, MA 02154
 Phone:         (617)642-9502
 Fax:           (617 642-9504

 Section 18:    Applicable Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the principles of conflict of laws contained therein.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by its duly authorized representative as of the day and the year first set forth above.

                          AllEnergy MARKETING COMPANY, LLC


                          By: ___________________________________

                          Title: __________________________________


                          MASSACHUSETTS ELECTRIC COMPANY

                          By: ____________________________________

                          Title: ___________________________________

                          EXHIBIT A
                           SERVICES
                           ---------

 Client has requested that MECO provide it with customer service support for all of their customers participating in the Massachusetts Electric
 Company's service territory under the Massachusetts Electric Company
 Choice: New England Pilot Program ("Mass Electric Pilot"). Customer service support which includes, but is not limited to, providing customer service representatives to answer phone calls from the Clients customers will be provided consistently with the pilot program design, its administrator's rules, and the DPU approval dated April 3, 1996.

 MECO will provide the Client with a unique toll free (888) phone number that will be printed on the Client portion of the bill. Phones will be answered using the Clients name, responding to a wide variety of call types. Customer service and marketing support will be provided Monday - Friday 8:00am-4:30pm. Calls received after 4:30 will be routed to a voice message box giving the business hours and offering the customer an opportunity to leave a message for a return phone call during normal business hours.

 Customer Service Support:

 The MECO customer service staff will answer customer questions pertaining to the Client portion of the bill and perform any research and analysis work needed to resolve a customer's inquiry. The staff will be supplied with bill and payment history for each customer. This history includes total amount due, amount of payments made, and dates of account activity.

 Sales and Marketing Support:

 MECO will support sales and marketing programs for the Client. To ensure that quality service is provided to the Client, MECO will develop and deliver training to its customer services representatives and coaches to support the marketing programs of the Client.

 All sales and marketing materials mailed to prospective or existing customers must be reviewed and signed off on by MECO ten days before material is to be mailed.

 Charges associated for providing sales and marketing support and training needed to support such services are described in Exhibit B.

 Reporting:

 MECO has the ability to develop customized reports outlining pertinent information such as: average speed of answer, number of calls received, average length of call, etc., for all of Client's customers. Requests to create a customized report will result in additional charges in accordance with Exhibit B.

 Notice of Modifications:

 MECO will evaluate any request received and quote each on a time and expense basis.
 Client shall submit all requests for modification to services via certified mail to the following:

 Massachusetts Electric Customer Service & Operations Center
 c/o Patrick J. Connelly
 Director, Customer Service Center
 55 Bearfoot Road
 Northboro, MA 01532
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                           EXHIBIT B
                            PRICING
                            --------


 Charges for Customer Service Support:

 All services outlined under this contract will be provided on a time and expense basis and be invoiced at cost to the Client.

 Invoices/Payment Terms:

 Client will receive a monthly invoice from MECO. Payment is due upon receipt. Upon the expiration or termination of the parties' obligations under this Agreement, any monies or other charges due to either party to this Agreement shall be paid within 30 days; provided, however, any refund that arises under Price Adjustment below shall be payable from MECO within 30 days from the date that it has the necessary information to calculate the true up pricing. Bills not paid within the 30 days by either party shall bear interest at the rate of 1 1/2% per month on any unpaid balance.

 Reporting:

 MECO will review any request to create a customized report and charge Client on a time and expense basis at actual cost to develop such reports.

 Training:

 Any cost incurred as a result of developing, delivering or the actual training of customer service representative and coaches will be tracked and invoiced on a time and expense basis.

 Voice and Data Communications:

 MECO will provide Client with access to shared Local Exchange Carriers
 (LEC) or Long Distance Carriers (LDC) facilities. Client will be invoiced based on their prorated share of all usage and access charges.

 1. At the Clients' option, MECO would establish facilities that are exclusively provided by Local Exchange Carriers (LEC) or Long Distance Carriers (LDC). Client would be invoiced for all toll charges and monthly costs associated with this service.

 Price Adjustment:

 The charges for customer related services set forth herein will be adjusted to reflect actual costs incurred by MECO based upon the Public Utility Holding Company Act of 1935 and SEC regulations and orders. Said adjustments will be calculated annually following the close of each calendar year applicable to this Agreement.